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                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Executed on September 6, 2001, as of March 8, 2001


                              /s/ Larry N. Feinberg
                              ---------------------------------------------
                              Larry N. Feinberg, individually and as senior managing member of Oracle Associates, LLC, on behalf of itself and as the general partner of Oracle Partners, L.P. and Oracle Institutional Partners, L.P., as president of Oracle Investment Management, Inc., and as trustee of The Feinberg Family Foundation